EXHIBIT 4.1

 Exhibit A
Designation of Rights and Preferences
of
Series A Convertible Preferred Stock
of
WES Consulting, Inc.

WES Consulting, Inc. (the “Corporation”) is authorized to issue ten million (10,000,000) shares of $0.0001 par value preferred stock, none of which has been issued or is currently outstanding. The preferred stock may be issued by the Board of Directors at such times and with such rights, designations, preferences and other terms, as may be determined by the Board of Directors in its sole discretion, at the time of issuance. The Board of Directors of the Corporation has determined to issue a class of preferred stock, $0.0001 par value and to designate such class as “Series A Convertible Preferred Stock” (the   “ Series A Convertible Preferred Stock” ) initially consisting of four million three hundred thousand (4,300,000) shares which shall have the rights, preferences, privileges, and the qualifications, limitations and restrictions as follows:

(A).       Liquidation Rights.

(i)
Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock, or upon any other class or series of stock ranking junior to the Series A Convertible Preferred Stock as to liquidation rights or dividends, $0.232 for each share of Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, plus any dividends declared but unpaid thereon.

(ii)
Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Convertible Preferred Stock in accordance with Section (A)(i) above, the remaining assets of the Company available for distribution to its shareholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(iii)
If the assets distributable on any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to permit the payment to the holders of the Series A Convertible Preferred Stock of the full preferential amounts attributable thereto, then the entire assets of the Company shall be distributed among the holders of the Series A Convertible Preferred Stock ratably, in proportion to the respective amounts the holders of such shares of Series A Convertible Preferred Stock would be entitled to receive if they were paid in full all preferential amounts.

(iv)
Written notice of such liquidation, dissolution or winding up, stating a payment date or dates, the aggregate amount of all payments to be made, and the place where said sums shall be payable shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of all shareholders of the Company, such notice to be addressed to each holder at his post office address as shown by the records of the Company.  A consolidation or merger of the Company with or into any other Company or Companies not owned or controlled by the Company and in which the Company is not the surviving entity, or the sale or transfer by the Company of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the business of the Company for purposes hereof.

(v)
In the event of a partial liquidation, distribution of assets shall be made so as to give effect to the foregoing provisions. In the event some or all of the proceeds from a liquidation, dissolution or winding up consist of property other than cash, then for purposes of making distributions, the fair value of such non-cash property shall be determined in good faith by the Company’s Board of Directors.

(B).        Voting Rights.  Each issued and outstanding Series A Convertible Preferred Share shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (the “Common Shares”) issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of Series A Convertible Preferred Shares issued and outstanding at the time of such vote. At each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors, holders of Series A Convertible Preferred Shares shall vote together with the holders of Common Shares as a single class.

(C).        Conversion.

(i)
The holder of shares of Series A Convertible Preferred Stock shall have the right, subject to the terms and conditions set forth below, to convert each such stock into one share of fully paid and non-assessable Common Stock of the Corporation as hereinafter provided.  Such conversion right shall vest and shall first be available on July 1, 2011.

(ii)
Any holder of one or more shares of Series A Convertible Preferred Stock electing to convert any or all of such shares into Common Stock shall surrender the certificate or certificates evidencing such shares at the principal office of the Corporation, at any time during its usual business hours, and shall simultaneously with such surrender give written notice of his or its intention to convert, stating therein the number of shares of Series A Convertible Preferred Stock to be converted and the name or names (with addresses) of the registered holders of the Series A Convertible Preferred Stock in which the certificate or certificates for Common Stock shall be issued.  Each certificate evidencing shares so surrendered shall be duly endorsed to the Corporation by means of signatures which shall be guaranteed by either a national bank or a member of a national securities exchange.

(iii)
Such conversion shall be deemed to have been made as of the date of receipt by the Corporation of the certificate or certificates (endorsed as herein above provided) representing the shares of Series A Convertible Preferred Stock to be converted and receipt by the Corporation of written notice, as above prescribed; and after such receipt, the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock.

(iv)
Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate evidencing shares in the Corporation and, in the case of such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Corporation, or in the case of any such mutilation, upon the surrender of such certificate for cancellation, the Corporation, will execute and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate, a new certificate for such shares.

(v)
As promptly as practicable after surrender and notice as herein above provided, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of the shares of Series A Convertible Preferred Stock surrendered for conversion: (a) a certificate or certificates for the number of shares of Common Stock into which such Series A Convertible Preferred Stock has been converted; and (b) if necessary in the case of a conversion of less than all of the shares of Series A Convertible Preferred Stock held by such holder, a new certificate or certificates representing the unconverted shares of Series A Convertible Preferred Stock.

(vi)
Cash dividends declared but theretofore unpaid on the shares of Series A Convertible Preferred Stock so converted after the record date for such dividend shall instead be paid on the shares of Common Stock into which such Series A Convertible Preferred Stock has been converted, pro rata, at such time as cash dividends shall be paid to record holders of the Common Stock generally.

(vi)	All shares of Series A Convertible Preferred Stock at any time converted as herein provided shall be forthwith permanently retired and cancelled and shall under no circumstances be reissued.

(D).        Protective Provisions.  At any time when shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any deemed liquidation event, or consent to any of the foregoing;

(ii)
create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock  or increase the authorized number of shares of Series A Convertible Preferred Stock.

(E).         Status of Reacquired Shares. Shares of Series A Convertible Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Florida) have the status of authorized and unissued shares of Series A Convertible Preferred Stock issuable in series undesignated as to series and may be re-designated and re-issued.